Exhibit 10.12

EXECUTION VERSION

SECOND AMENDED AND RESTATED

OMNIBUS LICENSE AND ENTERPRISE SERVICES AGREEMENT

This Second Amended and Restated Omnibus License and Enterprise Services Agreement (this “Agreement”) is dated as of October 6, 2017 (the “Effective Date”), made and entered into by and among the parties listed on the signature pages hereto (each, a “Party,” and collectively, the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning set forth in Section 1 of this Agreement.

W I T N E S S E T H :

WHEREAS, Caesars Entertainment Operating Company, Inc. (“CEOC”), Caesars Entertainment Resort Properties LLC (“CERP”), and Caesars Growth Properties Holdings, LLC (“CGPH”, and together with CEOC and CERP, each a “Member”, and together, the “Members”) previously established Caesars Enterprise Services, LLC (“Services Co.” or “Service Provider”) pursuant to that certain Amended and Restated Limited Liability Company Agreement of Services Co., dated as of May 20, 2014 (the “Original Effective Date”), by and among the Members (as amended, supplemented, modified or restated, from time to time, the “JV Agreement”);

WHEREAS, the Licensors are the collective owners or licensees of the Licensed IP;

WHEREAS, certain Licensors wish to grant to Services Co. licenses to use the Licensed IP owned or licensed by such Licensor on and in connection with the applicable Licensed Fields on the terms and subject to the conditions hereinafter set forth;

WHEREAS, Services Co. wishes to grant to certain of the Licensees licenses to use certain of the Licensed IP on and in connection with certain Licensed Fields on the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Existing Property Managers are each party to separate Existing Property Management Agreements, pursuant to which the Existing Property Managers provide services relating to the management and operation of the hotel and/or casino of the respective Existing Property Owner;

WHEREAS, (i) each of the Existing Property Owners desires to engage Service Provider to provide the services provided under the Existing Property Management Agreements in accordance with the terms and conditions set forth in such Existing Property Management Agreements which engagement shall be implemented through an assignment of each Existing Property Management Agreement by the parties thereto in accordance with the terms set forth therein, (ii) each of the Members and CEC desire to engage Service Provider to provide services under this Agreement, (iii) each of the Members and CEC desire to engage Service Provider to provide services under this Agreement in connection with certain New Properties as and to the extent elected by the New Property Owner, and (iv) Service Provider is willing to perform such services as of the Original Effective Date with respect to the Managed Facilities and on the effective date of any management agreement entered into after the Effective Date by any New Property Owner and Services Co. (each, a “Future Property Management Agreement”), if applicable, in each case on the terms and under the conditions set forth herein;

WHEREAS, the Parties hereto previously entered into that certain Omnibus License and Enterprise Services Agreement, dated as of May 20, 2014 (the “Original Agreement”);

WHEREAS, CEOC and certain of its subsidiaries filed voluntary petitions for relief commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Northern District of Illinois, captioned Caesars Entertainment Operating Company, et al., Case No. 15-01145 (Bankr. N.D. Ill.);

WHEREAS, CEOC has effectuated the restructuring of its indebtedness and other obligations (the “CEOC Restructuring”) pursuant to the terms and conditions of the Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code filed in the Chapter 11 Cases Dkt. No. 6318;

WHEREAS, in connection with the CEOC Restructuring, the Parties previously agreed to amend and restate the Original Agreement in its entirety pursuant to that certain Amended and Restated Omnibus License and Enterprise Services Agreement, dated as of January 14, 2015 (the “First Amended and Restated Agreement”);

WHEREAS, in connection with the CEOC Restructuring, CEOC has appointed new “Managers” of existing CEOC Managed Facilities pursuant to Property Management Agreements;

WHEREAS, in connection with the CEOC Restructuring, CEOC, CLC, CW, Services Co. and certain other parties have entered into that certain Omnibus Bill of Sale, Assignment and Contribution Agreement, dated as of the date hereof, pursuant to which, among other things: (i) CEOC (x) transferred CLC to Services Co., such that CLC became a subsidiary of Services Co., and (y) assigned any System-wide IP owned by CEOC or any of its subsidiaries (other than CLC and CW) to Services Co. or one of its subsidiaries; (ii) CW assigned any System-wide IP owned by CW to Services Co. or one of its subsidiaries; and (iii) CW and CLC assigned any CEOC Property Specific IP owned by CW or CLC, respectively, to CEOC or one of its subsidiaries (the “Omnibus Assignment”); and

WHEREAS, in connection with the CEOC Restructuring, the appointment of such new “Managers” and the Omnibus Assignment, the Parties have agreed to amend and restate the First Amended and Restated Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1 Terms defined in the introductory paragraph, the whereas clauses and the other Sections hereof shall have the meanings given to such terms in such introductory paragraph, whereas clauses and Sections. Any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the JV Agreement. For purposes of this Agreement, the following terms shall be defined as follows:

(a) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. As used in this definition, the term “control” means, as to any Person, the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, partnership interests or other equity interests, or by contract (and the terms “controlled by” and “under common control with” shall have correlative meanings).

(b) “After-Acquired IP” means any Intellectual Property created, developed or acquired by a Licensor following the Effective Date.

(c) “Annual Baseline CapEx Amount” means $100,000,000 in respect of the first calendar year following the Original Effective Date and thereafter as determined by the Steering Committee pursuant to the terms of Section 6.1(e) of the JV Agreement.

(d) “Applicable Laws” means all laws, rules, regulations and orders of the United States of America and all states, counties and municipalities in which Service Provider and the respective Recipients and Property Owners conduct business.

(e) “Bally’s Managed Facilities” means the real property interests, together with the casino and related facilities located thereon, owned by Caesars Growth Bally’s LV, LLC and its subsidiaries (collectively, “Bally’s Owner”).

(f) “Base Licensors” means the Licensors with respect to License 1, License 2 and License 3.

(g) “Baseline CapEx Allocation” means, as of the date of determination and with respect to each Member, an amount equal to the product of (i) such Member’s Expense Allocation Percentage, multiplied by (ii) a fraction, the numerator of which equals the then-existing Annual Baseline CapEx Amount and the denominator of which equals twelve (12).

(h) “CEC” means Caesars Entertainment Corporation, a Delaware corporation.

(i) “CEOC Managed Facilities” means the real property interests, together with the casino and related facilities located thereon, owned by or leased to CEOC or any of its subsidiaries.

(j) “CEOC Property Managers” means the entities set forth on Exhibit J hereto (as may be amended from time to time in accordance with this Agreement) under the heading “CEOC Property Managers”.

(k) “CEOC Property Owners” means the entities set forth on Exhibit K hereto (as may be amended from time to time in accordance with this Agreement) under the heading “CEOC Property Owners”.

(l) “CEOC Property Specific IP” means any Intellectual Property that is both (i) specific to a property owned or controlled by a CEOC Property Owner, and (ii) currently or hereafter owned by CEOC or any of its subsidiaries, including the Intellectual Property set forth on Exhibit D-1.

(m) “CERP Managed Facilities” means the real property interests, together with the casino and related facilities located thereon, owned by CERP or any of its subsidiaries.

(n) “CERP Property Managers” means the entities set forth on Exhibit J hereto (as may be amended from time to time in accordance with this Agreement) under the heading “CERP Property Managers”.

(o) “CERP Property Owners” means the entities set forth on Exhibit K hereto (as may be amended from time to time in accordance with this Agreement) under the heading “CERP Property Owners”.

(p) “CERP Property Specific IP” means any Intellectual Property that is both (i) specific to a property owned or controlled by a CERP Property Owner, and (ii) currently or hereafter owned by a CERP Property Owner, including the Intellectual Property set forth on Exhibit D-2.

(q) “CGPH Managed Facilities” means, collectively, the Bally’s Managed Facilities, the Cromwell Managed Facilities, the Harrah’s Managed Facilities and the Quad Managed Facilities.

(r) “CGPH Property Managers” means the entities set forth on Exhibit J hereto (as may be amended from time to time in accordance with this Agreement) under the heading “CGPH Property Managers”.

(s) “CGPH Property Owners” means the entities set forth on Exhibit K hereto (as may be amended from time to time in accordance with this Agreement) under the heading “CGPH Property Owners”.

(t) “CGPH Property Specific IP” means any Intellectual Property that is both (i) specific to a property owned or controlled by a CGPH Property Owner or Planet Hollywood Owner, and (ii) currently or hereafter owned by or exclusively licensed to a CGPH Property Owner or Planet Hollywood Owner, including the Intellectual Property set forth on Exhibit D-3.

(u) “Claim” means any lawsuit, action, legal proceeding, claim or demand.

(v) “CLC” means Caesars License Company, LLC.

(w) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(x) “Confidential Information” means any information or compilation of information relating to a business, procedures, techniques, methods, concepts, ideas, affairs, products, processes or services, including source code, information relating to distribution, marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, pricing and pricing strategies and methods, customers, suppliers, creditors, employees, contractors, agents, consultants, plans, billing, needs of customers and products and services used by customers, all lists of suppliers, distributors and customers and their addresses, prospects, sales calls, products, services, prices and the like, as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, catalogs, code books, manuals, trade secrets, knowledge, know-how, operating costs, sales margins, methods of operations, invoices or statements and the like.

(y) “CPLV Guest Data” means Guest Data of any customer of the CPLV Managed Facility whose gaming theoretical value at the CPLV Managed Facility constitutes seventy-five percent (75%) or more of the total gaming theoretical value of such customer or guest at all properties managed by the CPLV Property Manager during the twenty-four (24) month period immediately preceding the month in which the date of determination occurs.

(z) “CPLV Managed Facility” means the real property interests located in Las Vegas, Nevada, together with the casino and related facilities located thereon, owned by CPLV Property Owner LLC and its subsidiaries.

(aa) “CPLV Trademark License” means that certain Trademark License Agreement, dated as of October 6, 2017, by and between CLC and Desert Palace LLC.

(bb) “Cromwell Managed Facilities” means the real property interests, together with the casino and related facilities located thereon, owned by Caesars Growth Cromwell, LLC and its subsidiaries (collectively, “Cromwell Owner”).

(cc) “CW” means Caesars World LLC.

(dd) “Derivative Work” means (i) an enhancement, improvement or modification with respect to any Intellectual Property, and (ii) the meaning ascribed to it under the United States Copyright statute, 17 USC sec. 101 or equivalent provisions in other legislation (if any) applicable to the copyrighted work in question.

(ee) “Direct Charges” are any amounts payable to third parties that are arranged or managed by Service Provider for the direct benefit of a particular Recipient and are charged directly by the third party to such Recipient.

(ff) “Employee Data” if applicable, with respect to a particular Recipient, shall have the meaning set forth in the Property Management Agreement related to such Recipient.

(gg) “Enterprise Services” means all of the services to be provided by Service Provider to the Recipients as set forth in Section 8 of this Agreement.

(hh) “Existing Property Management Agreements” means the management agreements set forth on Exhibit I hereto.

(ii) “Existing Property Managers” means collectively, the CEOC Property Managers, the CERP Property Managers, the CGPH Property Managers, and Planet Hollywood Manager.

(jj) “Existing Property Owners” means, collectively, the CEOC Property Owners, the CERP Property Owners, the CGPH Property Owners, and Planet Hollywood Owner.

(kk) “Expense Allocation Percentage” means the expense allocations for each Member as set forth on Exhibit G hereto (as may be amended from time to time in accordance with this Agreement), in each case subject to the adjustments and limitations set forth in Sections 6.1(c) and (d) of the JV Agreement.

(ll) “Fee Stream Agreements” means the Fee Stream Agreements set forth on Exhibit H hereto (as may be amended from time to time in accordance with this Agreement).

(mm) “GAAP” shall mean those conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States at the time in question. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

(nn) “Gaming Authority” shall mean, in any jurisdiction in which a Licensor, a Licensee or a Recipient or any of their respective subsidiaries or Affiliates manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory authority, body or agency which (i) has, or may at any time after the date hereof have, jurisdiction over gaming activities or any successor to such authority or (ii) is, or may at any time after the Effective Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

(oo) “Gaming Laws” or “Gaming Regulations” shall mean all applicable constitutions, treatises, laws and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gaming, gambling or casino or casino-related activities and all rules, rulings, orders, ordinances and regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or casino or casino-related activities of a Licensor or a Licensee or any of their respective subsidiaries or affiliates in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

(pp) “Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.

(qq) “Guest Data” means any and all information and data identifying, describing, concerning or generated by prospective, actual or past guests, family members, website visitors and customers of casinos, hotels, retail locations, restaurants, bars, spas, entertainment venues, or other facilities or services, including without limitation any and all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences, game play and patronage patterns, experiences, results and demographic information, whether or not any of the foregoing constitutes personally identifiable information, together with any and all other guest or customer information in any database of Services Co. or any of its subsidiaries, regardless of the source or location thereof, and including without limitation such information obtained or derived by a Recipient or its Affiliates from: (i) guests or customers of the applicable property owned or managed by such Recipient (for the avoidance of doubt, including Property Specific Guest Data); (ii) guests or customers of any Other Managed Resort (including any condominium or interval ownership properties) owned, leased, operated, licensed or franchised by a Recipient or any of its Affiliates, or any facility associated with the Other Managed Resorts (including restaurants, golf courses and spas); or (iii) any other sources or databases, including “Caesars” brand websites, “Caesars” central reservations databases, operational data base (ODS) and any “Caesars” player loyalty program (e.g., the Total Rewards® Program).

(rr) “Harrah’s Managed Facilities” means the real property interests, together with the casino and related facilities located thereon, owned by Caesars Growth Harrah’s New Orleans, LLC and its subsidiaries (collectively, “Harrah’s Owner”).

(ss) “Insurance Policies” means any insurance policies and insurance agreements or arrangements of any kind (other than employee benefit plans), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance company arrangements, together with the rights, benefits and privileges thereunder.

(tt) “Intellectual Property” means all rights in, to and under any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) all patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof, (ii) all inventions (whether or not patentable), invention disclosures, improvements, Confidential Information, Software, formulas, drawings, research and development, business and marketing plans and proposals, tangible and intangible proprietary information, and all documentation relating to any of the foregoing, (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) all industrial designs and any registrations and applications therefor, (v) all trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, Internet domain names and other numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Trademarks”), (vi) all databases and data collections (including all Guest Data) and all rights therein, (vii) all moral and economic rights of authors and inventors, however denominated, (viii) all Internet addresses, sites and domain names, numbers, and social media user names and accounts (“Domains”), (ix) any other similar intellectual property and proprietary rights of any kind, nature or description; and (x) any copies of tangible embodiments thereof (in whatever form or medium).

(uu) “IP Services” means performing a Base Licensor’s obligations as licensor under any existing license agreements to which a Base Licensor is a party; exercising a Base Licensor’s rights under any existing or future license agreements; and acquiring, developing, managing, maintaining, protecting, enforcing, defending, licensing, sublicensing and undertaking such other duties and services as may be necessary in connection with the applicable Licensed IP, on behalf of a Base Licensor, in each case in accordance with and subject to the terms of this Agreement (including a Manual, unless a Base Licensor determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection or maintenance of the applicable Licensed IP, in which case Services Co. shall perform such IP Services and additional related services as are reasonably requested by a Base Licensor), including the following activities: (a) searching, screening and clearing After-Acquired IP to assess the risk of potential infringement and registrability; (b) filing, prosecuting and maintaining applications and registrations for the Licensed IP in the applicable Base Licensor’s name domestically and in such international markets in which the applicable Base Licensor operates, intends to operate, or wishes to seek Intellectual Property protection, including timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, timely paying of all registration and maintenance fees, responding to third-party oppositions of applications or challenges to registrations, and responding to any office actions, reexaminations, interferences or other office or examiner requests or requirements; (c) monitoring third-party use and registration of Trademarks included in the applicable Licensed IP and taking actions that Services Co. deems appropriate to oppose or contest the use of, or any application or registration for, such Trademarks that could reasonably be expected to infringe, dilute or otherwise violate the Licensed IP or the applicable Base Licensor’s rights therein; (d) confirming a Base Licensor’s legal title in and to any or all of the Licensed IP, including obtaining written assignments of Licensed IP from the applicable Base Licensor, if applicable, and recording transfers of title in the appropriate intellectual property registries; (e) with respect to a Base Licensor’s rights and obligations under this Agreement, monitoring any sublicensee’s use of each Trademark included in the applicable Licensed IP and the quality of its goods and services offered in connection with such Trademarks, rendering any approvals (or disapprovals) that are required under the applicable license agreement(s), and employing reasonable means to ensure that any use of any such Trademarks by any such sublicensee satisfies the quality control standards and usage provisions of the applicable license agreement; (f) subject to Section 5.2, protecting, policing, and, in the event that a Base Licensor or Services Co. becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the Licensed IP, or any portion thereof, enforcing such Licensed IP, including (i) preparing and responding to cease-and-desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving Claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of the Licensed IP, and seeking monetary and equitable remedies as Services Co. deems appropriate in connection therewith; provided, that the applicable Base Licensor shall, and agrees to, join as a party to any such suits to the extent necessary to maintain standing; (g) performing such functions and duties, and preparing and filing such documents, as are required under this Agreement to be performed, prepared and/or filed by the applicable Base Licensor, including (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as a Base Licensor may, from time to time, reasonably request and (ii) preparing, executing and delivering grants of security interests or any similar instruments as a Base Licensor may, from time to time, reasonably request that are intended to evidence such security interests in the Licensed IP and recording such grants or other instruments with the relevant Governmental Authority including the United States Patent and Trademark Office and the United States Copyright Office; (h) paying or causing to be paid or discharged, from funds of a Base Licensor, any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Licensed IP or contesting the same in good faith; (i) obtaining licenses of third-party Intellectual Property for use and sublicense in connection with the System-wide IP; and (j) with respect to any Confidential Information included in the Licensed IP, taking all reasonable measures to maintain confidentiality and to prevent non-confidential disclosures or unauthorized uses.

(vv) “Licensed Field” means the authorized field of use with respect to each License, as set forth on Exhibit A hereto (as may be amended from time to time in accordance with this Agreement), under the heading “Licensed Field”.

(ww) “Licensed IP” means the Intellectual Property subject to each License, as set forth on Exhibit A hereto (as may be amended from time to time in accordance with this Agreement), under the heading “Licensed IP”; provided, that, notwithstanding anything to the contrary in this Agreement, the use and ownership of any and all Employee Data (if applicable), Property Specific Guest Data (as defined below), Guest Data and Service Provider Proprietary Information and Systems (as defined below) shall be subject to Section 8.8 and the applicable Property Management Agreements.

(xx) “Licensee” means each Party set forth on Exhibit A hereto (as may be amended from time to time in accordance with this Agreement) under the heading “Licensee”.

(yy) “License Party” means with respect to any License set forth on Exhibit A (as may be amended from time to time in accordance with this Agreement), each Licensor and each Licensee party to such License.

(zz) “License Provisions” means the scope of each License set forth on Exhibit A hereto (as may be amended from time to time in accordance with this Agreement) under the heading “License Provisions”.

(aaa) “License Term” means the term of each License set forth on Exhibit A hereto (as may be amended from time to time in accordance with this Agreement) under the heading “License Term”.

(bbb) “Licenses” means the licenses set forth on Exhibit A hereto (as may be amended from time to time in accordance with this Agreement) under the heading “Licenses”.

(ccc) “Licensor” means each Party set forth on Exhibit A hereto (as may be amended from time to time in accordance with this Agreement) under the heading “Licensor”.

(ddd) “Managed Facilities” means each of the facilities set forth on Exhibit L, as amended from time to time in accordance with this Agreement.

(eee) “Materials” means articles, products, packaging, labeling, point of sale materials, trade show displays, sales materials and advertising, bearing any of the Trademarks included in the Licensed IP.

(fff) “New CEOC Property” means any property (i) acquired or developed by CEOC or any of its subsidiaries following the Effective Date or (ii) that is a New Propco Property.

(ggg) “New CERP Property” means any property acquired or developed by CERP or any of its subsidiaries following the Effective Date.

(hhh) “New CGPH Property” means any property acquired or developed by CGPH or any of its subsidiaries following the Effective Date.

(iii) “New Propco Property” means any property acquired or developed by VICI Properties Inc. or any of its subsidiaries following the Effective Date and leased to CEOC or any of its subsidiaries.

(jjj) “New Property” means any New CEOC Property, any New CGPH Property and any New CERP Property.

(kkk) “New Property Owner” means the owner of any New Property.

(lll) “Opco Claimholders” means Credit Suisse AG, Cayman Islands Branch, and each other Secured Party under and as defined in the Credit Agreement, dated October 6, 2017, among CEOC, CEOC, LLC, each lender from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (as defined therein).

(mmm) “OpEx Allocation” means, with respect to each Member, its Expense Allocation Percentage of operating expenses (including operating expenses that have historically been unallocated to specific properties) incurred by Services Co. in connection with the provision of the Enterprises Services contemplated hereunder, as determined in accordance with the Caesars Corporate Allocations Descriptions & Methodology; provided, that, notwithstanding the foregoing, the CGPH Member shall not receive an allocation for cash reimbursement purposes of stock options, deferred compensation interest or cash non-operating expenses.

(nnn) “Other Managed Resorts” shall mean those hotels and casinos, time-share, interval ownership facilities, vacation clubs, and other lodging facilities and residences that are owned and/or operated by a Recipient or its Affiliates under brands of such Recipient, its Affiliates, Services Co., its subsidiaries, a third-party brand or no brand.

(ooo) “Person” means any natural person, corporation, company, general or limited partnership, association, firm, limited liability company, limited liability partnership, trust or other legal entity or organization.

(ppp) “Planet Hollywood Managed Facilities” means the real property interests, together with the casino and related facilities located thereon, owned by Caesars Growth PH, LLC and its subsidiaries (collectively, “Planet Hollywood Owner”).

(qqq) “Planet Hollywood Manager” means the entity set forth on Exhibit J hereto (as may be amended from time to time in accordance with this Agreement) under the heading “Planet Hollywood Manager”.

(rrr) “Primary IP” means any Intellectual Property included in the System-wide IP that is used primarily at a CGPH Managed Facility, including any Trademarks.

(sss) “Products” means any and all products and merchandise bearing or incorporating Licensed IP, as authorized by the Licenses in this Agreement.

(ttt) “Propco Property Owners” means VICI Properties Inc., CPLV Property Owner LLC, Horseshoe Council Bluffs LLC, Harrah’s Council Bluffs LLC, Harrah’s Metropolis LLC, Horseshoe Southern Indiana LLC, New Horseshoe Hammond LLC, Horseshoe Bossier City Prop LLC, Harrah’s Bossier City LLC, New Harrah’s North Kansas City LLC, Grand Biloxi LLC, Horseshoe Tunica LLC, New Tunica Roadhouse LLC, Caesars Atlantic City LLC, Bally’s Atlantic City LLC, Harrah’s Lake Tahoe LLC, Harvey’s Lake Tahoe LLC, Harrah’s Reno LLC, Bluegrass Downs Property Owner LLC, Vegas Development LLC, Vegas Operating Property, LLC, Miscellaneous Land LLC, Propco Gulfport LLC and Harrah’s Joliet Landco LLC.

(uuu) “Property Management Agreements” means the Existing Property Management Agreements, the New Property Management Agreements, the Future Property Management Agreements and any property management agreement for a CEOC Managed Facility.

(vvv) “Property Managers” means the managers set forth on Exhibit J hereto, as amended from time to time in accordance with this Agreement.

(www) “Property Owners” means the owners set forth on Exhibit K hereto, as amended from time to time in accordance with this Agreement.

(xxx) “Property Specific Guest Data” means any and all Guest Data, to the extent in or under the possession or control of a Recipient, identifying, describing, concerning or generated by prospective, actual or past guests, website visitors and/or customers of the applicable property owned or managed by such Recipient, including retail locations, restaurants, bars, casino and Gaming facilities, spas and entertainment venues therein, but excluding, in all cases, (i) Guest Data that has been integrated into analytics, reports, or other similar forms in connection with the Total Rewards® Program or any other customer loyalty program of Services Co. and its Affiliates (it being understood that this exception shall not apply to such Guest Data itself, i.e., in its original form prior to integration into such analytics, reports, or other similar forms in connection with the Total Rewards® Program or other customer loyalty program), (ii) Guest Data that concerns properties that are owned or operated by CEC or its Affiliates, other than the applicable property and that does not concern the applicable property, and (iii) Guest Data that concerns Service Provider Proprietary Information and Systems and is not specific to the applicable property; provided, that in the event of a conflict between the definition of “Property Specific Guest Data” set forth in this Agreement and the corresponding definition set forth in the applicable Property Management Agreement related to such Recipient (where it is acknowledged that, in the case of (x) the CERP Property Owners, the corresponding defined term as set forth in the CERP Property Management Agreements is “Resort Guest Data”, and (y) the CGPH Property Owners and the Planet Hollywood Owner, the corresponding defined term as set forth in the CGPH Property Management Agreements and the Planet Hollywood Property Management Agreement, respectively, is “Managed Facilities Guest Data”), such Property Management Agreement shall control.

(yyy) “Property Specific IP” means, collectively, CEOC Property Specific IP, CERP Property Specific IP and CGPH Property Specific IP, including the Intellectual Property set forth on Exhibits D-1 through D-3.

(zzz) “Quad Managed Facilities” means the real property interests, together with the casino and related facilities located thereon, owned by Caesars Growth Quad, LLC and its subsidiaries (collectively, “Quad Owner”).

(aaaa) “Recipient” means CEC, CGP, the Members, the Property Owners (other than the Propco Property Owners), the New Property Owners (other than the owners of any New Propco Property), the Property Managers and their respective subsidiaries (in the case of parties other than the Members, to the extent such party elects to receive Enterprise Services), including in accordance with Section 8.3 of the JV Agreement (if applicable).

(bbbb) “Restricted Territories” means (i) with respect to the Bally’s Specified Brands, a twenty (20) mile radius around the Bally’s Managed Facility located in Las Vegas, Nevada, and (ii) with respect to the Harrah’s Specified Brands, a fifty (50) mile radius around the Harrah’s Managed Facility located in New Orleans, Louisiana.

(cccc) “Software” means, as they exist anywhere in the world, any computer software, firmware, microcode, operating system, embedded application, or other program, including all source code, object code, specifications, databases, designs and documentation related to such programs.

(dddd) “Special CapEx Allocation” means, with respect to each Member, an amount equal to the product of (i) such Member’s Expense Allocation Percentage, multiplied by (ii) the amount of any extraordinary capital expenditures approved by the Steering Committee pursuant to the terms of the JV Agreement, which amount is not included in the Annual Baseline CapEx Amount or contemplated by any operating budget or annual plan.

(eeee) “Specified Brands” means (i) the names and brands “BALLY’S,” and “BALLY’S LAS VEGAS” (the “Bally’s Specified Brands”), including the Trademarks set forth on Exhibit E-1, (ii) the names and brands “HARRAH’S” and “HARRAH’S NEW ORLEANS” (the “Harrah’s Specified Brands”), including the Trademarks set forth on Exhibit E-2.

(ffff) “Steering Committee” means the Steering Committee as defined in and constituted by the JV Agreement.

(gggg) “System-wide IP” means all of the Intellectual Property (in each case, except Property Specific IP and Property Specific Guest Data) that (i) Services Co. or any of its subsidiaries currently license, contemplate to license, or otherwise provide to facilitate the provision of services by or on behalf of Services Co. or any of its subsidiaries to any properties owned by CEOC, CGPH or CERP, (ii) Services Co. or any of its subsidiaries currently provide or contemplate to provide pursuant to, or is otherwise necessary for the performance of, any Property Management Agreement, (iii) is necessary for the provision of the Enterprise Services by Services Co., as contemplated under this Agreement, (iv) is generally used by CEOC, CERP, CGPH and their respective subsidiaries for their respective properties, including any and all Intellectual Property comprising and/or related to the Total Rewards® Program, and the Intellectual Property set forth on Exhibit C, or (v) is developed, created or acquired by or on behalf of Services Co. or any of its subsidiaries and is not a Derivative Work of any Licensed IP licensed to Services Co. under License 1, License 2 or License 3.

(hhhh) “Termination of the Applicable Property Management Agreement” means the expiration or any termination of an Existing Property Management Agreement and, if applicable, a New Property Management Agreement (as defined below).

(iiii) “Total Rewards® Program” means the customer loyalty program as implemented from time to time by Services Co. and its subsidiaries, which such program as of the Effective Date is operated and promoted under the name, mark and brand Total Rewards®.

2.	GRANT OF LICENSE

2.1 Subject to the terms and provisions set forth in this Agreement, each Licensor hereby grants to each Licensee, and each Licensee hereby accepts, a license in and to the applicable Licensed IP, pursuant to the applicable Licensed Provisions, for use solely in connection with the applicable Licensed Field for the applicable License Term (and any Transition Period (as defined below)), in each case, as set forth on Exhibit A hereto (as may be amended from time to time in accordance with this Agreement). The Parties acknowledge and agree that the intent of this Agreement is to grant each applicable Property Owner (and, with respect to CEOC Managed Facilities, CEOC and its subsidiaries) a license in and to all Intellectual Property, not otherwise owned by such Property Owner (or CEOC or its subsidiaries, as applicable), that is currently used or contemplated to be used in connection with the Managed Facility owned by such Property Owner (or leased to CEOC or its subsidiaries, as applicable).

2.2 All Licenses granted under this Agreement shall be subject to any licenses to which a Licensor is a party as of the Effective Date, including the CPLV Trademark License and those set forth in any Property Management Agreement, to the extent not explicitly superseded and replaced by the terms of this Agreement.

2.3 All rights not expressly granted hereunder are reserved by each Licensor.

2.4 To the extent any Affiliate of a Licensor owns any right, title or interest in and to any applicable Licensed IP, such Licensor shall: (a) cause any such Affiliate to comply with the terms of this Agreement, including with respect to the granting of rights in such Licensed IP to the applicable Licensee consistent with the terms and conditions of this Agreement and the applicable License, (b) not permit any such Affiliate at any time during or after the Term to contest or challenge any provision of this Agreement, and (c) take all necessary action to ensure that any Change of Control (as defined below) that results in such Affiliate becoming a Person unaffiliated with such Licensor shall not affect, reduce, or result in any diminution of, the applicable Licensee’s rights granted under this Agreement from time to time. Without limiting the foregoing, each Licensor shall ensure that if any of its Affiliates owns any of the Licensed IP licensed under a License, then such Affiliate will be bound by the terms and conditions of this Agreement.

2.5 Each Licensor and Licensee of System-wide IP hereunder agrees that, upon Termination of the Applicable Property Management Agreement with respect to any CEOC Managed Facility or New CEOC Property, it shall discontinue, within the Transition Period set forth in Section 15.6, all use of any Trademarks and Domains included in the System-wide IP that are used solely at or in connection with the applicable CEOC Managed Facility or New CEOC Property, and are not contemplated to be used at or in connection with any other facility or property.

2.6 For the avoidance of doubt, the Parties agree and acknowledge that the Licenses contemplated hereunder shall in no way limit (a) each Licensor’s right, title and interest in and to its respective owned Intellectual Property, and (b) except in the case of License 7, License 8 and the CPLV Trademark License, each Licensor’s use of its respective Licensed IP, in each case, subject to Section 2.5 above.

3.	[INTENTIONALLY DELETED]

4.	QUALITY CONTROL

4.1 In order to protect the Trademarks included in the Licensed IP, including the goodwill related thereto, each Licensee covenants and agrees as follows:

(a) The nature and quality of all Products and Materials shall (i) be subject to the applicable Licensor’s approval, such approval to be in accordance with the terms and conditions set forth in this Section 4, and (ii) meet all standards and specifications which such Licensor may from time to time give to such Licensee, on a non-discriminatory basis and consistent with such Licensor’s business practices throughout the applicable License Term. Each Licensor acknowledges that the standards and specifications of the Products and the Materials being manufactured, advertised, publicized, promoted, marketed and sold at the time of the Original Effective Date, if any, meet all such standards and specifications. Each Licensee will continue to comply with the applicable Licensor’s existing standards and specifications and with any brand standards manual provided by such Licensor (“Manual”), if any, and with all changes in said standards and specifications and in the Manual as they are made by such Licensor from time to time in its sole discretion, on a non-discriminatory basis and consistent with such Licensor’s business practices throughout the applicable License Term.

(b) From time to time, at a Licensor’s reasonable written request and expense and for the purpose of verifying compliance with Section 4.1(a), each Licensee shall provide or make available representative samples of the Products and Materials and any other further information reasonably requested by the applicable Licensor for that purpose (the “Samples”); provided, however, that following the termination of an Existing Property Management Agreement with respect to the Bally’s Managed Facilities or the Harrah’s Managed Facilities, Bally’s Owner or Harrah’s Owner, as applicable, shall provide or make available the Samples to the applicable Licensor no less than once per year. Each applicable Licensor shall provide its approval, communicate its disapproval or request changes to be made to the Products and Materials represented by the Samples within fifteen (15) days of submission by such Licensee. If the applicable Licensor does not communicate its approval, disapproval (with a reasonably detailed explanation therefor) or requests for changes to such Licensee within fifteen (15) days, such Licensee’s submission of Samples shall be deemed approved. The applicable Licensor’s approval or request for changes shall not be unreasonably withheld, conditioned or delayed, and the applicable Licensor shall exercise such right on a non-discriminatory basis and consistent with such Licensor’s business practices throughout the applicable License Term.

(c) Subject to compliance with Applicable Laws, upon reasonable notice, representatives of each Licensor shall have the right during normal business hours, to reasonable access to the premises of the applicable Licensee to examine such Licensee’s business operations and use of the Trademarks included in the applicable Licensed IP in connection with the Licensed Field, solely to the extent reasonably necessary to confirm compliance with the quality control provisions of this Section 4.1; provided, however, that in no event shall the Licensor have access to the Licensee’s business operations and use of Trademarks if such access would violate Gaming Laws or Gaming Regulations.

(d) Each Licensee shall make such changes in the Products and in the Materials as shall be reasonably required by the applicable Licensor to comply with this Agreement; provided, that such required changes are requested by the applicable Licensor on a non-discriminatory basis and are consistent with the applicable Licensor’s business practices.

(e) Without limiting any other provision of this Agreement, any Products, any Materials, and the manufacture, marketing, promotion, distribution and sale thereof, and the use or incorporation of the Licensed IP in any of the foregoing, shall comply with all Applicable Laws (unless such non-compliance is a result of any non-compliance by Licensor with respect to the applicable Licensed IP).

4.2 In the event a Licensee fails to materially comply with the specifications and standards (including those specifications and standards contained in the Manual) communicated by the applicable Licensor, such Licensor will furnish such Licensee with written notice identifying such failure and, if reasonably necessary, identifying the steps to cure such failure. Such Licensee shall, upon receipt of such notification from the applicable Licensor, promptly commence and thereafter diligently pursue the correction of any non-compliance and shall endeavor to achieve such correction within sixty (60) days; provided, that such sixty (60) day correction period shall be extended by an additional thirty (30) days if the applicable Licensee uses continuous reasonable efforts to make the requested corrections during the initial sixty (60) day period. If such Licensee fails to make corrections to any material non-compliance within such time frame, such Licensee shall, within fifteen (15) days of receipt of written notice from the applicable Licensor: (a) cease the use, manufacture, marketing, promotion, distribution or sale of the non-complying Product or Material; and (b) not resume the use, manufacture, marketing, promotion, distribution or sale of such non-complying Product or Material until it has received written authorization from the applicable Licensor to do so.

5.	PROTECTION OF THE LICENSED IP

5.1 Each Licensee acknowledges and agrees that:

(a) such Licensee shall not acquire any ownership rights to any of the Licensed IP by virtue of this Agreement or otherwise, that all uses by each Licensee of the Trademarks included in the applicable Licensed IP and goodwill created therein shall inure to the benefit of the applicable Licensor, and that each Licensee will execute all documents reasonably requested by such Licensor to evidence such ownership rights;

(b) such Licensee shall not, during the applicable License Term, directly or indirectly, contest or aid others in contesting the applicable Licensor’s ownership of the applicable Licensed IP or the validity of the applicable Licensed IP;

(c) such Licensee shall not, during the applicable License Term, do anything which impairs the applicable Licensor’s ownership of or the validity of the applicable Licensed IP; and

(d) subject to the applicable Base Licensor’s reasonable business judgment, such Base Licensor shall be responsible for maintaining the applicable Licensed IP in full force and effect, by, among other means, preparing and filing any and all necessary applications, affidavits, renewals or other documentation as may be required by law to maintain the applicable Licensed IP and any registrations thereof; provided, that such Base Licensor shall not abandon, or fail to maintain, any Licensed IP, without the applicable Licensee’s prior written consent, if the abandonment or failure to maintain such Licensed IP would reasonably be expected to have a material adverse effect on Licensee’s business.

5.2 Enforcement Actions.

(a) With respect to each License, each License Party shall promptly notify the other License Party in writing of (i) any alleged infringement of the applicable Licensed IP by another Person’s actions, products or services (an “Infringement Notice”), or (ii) any other Claim concerning the applicable Licensed IP within the applicable Licensed Field (“Other Claim Notice”).

(b) With respect to Intellectual Property licensed by each of the Base Licensors hereunder, upon the receipt by a License Party under the applicable Licenses of an Infringement Notice or an Other Claim Notice, the applicable Base Licensor shall have the sole right, but not the obligation, to (i) determine what, if any, actions shall be taken by Services Co. on account of any infringement or Claim specified in the Infringement Notice or Other Claim Notice, and (ii) direct Services Co. to initiate and control any cease and desist letters, litigations, arbitrations and other actions or proceedings with respect to third-party infringements of such Licensed IP or Claims concerning such Licensed IP, including the right to settle disputes regarding such Licensed IP on any terms not inconsistent with this Agreement at such Base Licensor’s discretion (such actions, the “Enforcement Actions”); provided, that notwithstanding the foregoing, Services Co. shall be entitled to undertake an Enforcement Action on behalf of the applicable Base Licensor, without such Base Licensor’s consent, if (x) such Enforcement Action would be consistent with how such Base Licensor would respond to the applicable infringement or Claim in the ordinary course of its business and (y) such infringement or Claim would not reasonably be expected to have a material adverse effect on such Base Licensor’s business; provided, further, that Services Co. shall cease the applicable Enforcement Action at any time upon the applicable Base Licensor’s written request. Any award, settlement, damages or recovery obtained from such Enforcement Action (the “Recovery”) shall be allocated as follows: (i) first, each License Party shall recover its costs and expenses related to the Enforcement Action; (ii) second, if any portion of the Recovery remains after the allocation described in (i), the applicable Base Licensor shall recover such portion of the Recovery that is based on damages suffered by such Base Licensor; (iii) third, if any portion of the Recovery remains after the allocations described in (i) and (ii) above, then Services Co. shall recover the portion of the Recovery that is based on damages suffered by Services Co.; and (iv) fourth, if any portion of the Recovery remains after the allocations described in (i), (ii) and (iii) above, then the applicable Base Licensor shall recover such remaining portion. The applicable Licensor may be represented in such Enforcement Action by attorneys of its own choice and at its own expense with Services Co. taking the lead in and controlling such Enforcement Action. Nothing in this Section 5.2(b) shall prevent a Licensor from commencing its own Enforcement Action at its own expense at any time.

(c) With respect to Intellectual Property licensed under License 4, upon the receipt by a License Party of an Infringement Notice or an Other Claim Notice, Services Co. shall have the sole right, but not the obligation, to undertake any Enforcement Actions. Any Recovery shall be allocated as follows: (i) first, Services Co. shall recover its costs and expenses related to the Enforcement Action and such portion of the Recovery that is based on damages suffered by Services Co.; (ii) second, if any portion of the Recovery remains after the allocation described in (i), the applicable Licensee shall recover such portion of the Recovery that is based on damages suffered by such Licensee; and (iii) third, if any portion of the Recovery remains after the allocations described in (i) and (ii) above, then Services Co. shall recover such remaining portion. The applicable Licensee may be represented in such Enforcement Action by attorneys of its own choice and at its own expense with Services Co. taking the lead in and controlling such Enforcement Action.

(d) Each License Party agrees to reasonably cooperate with Services Co., including by executing all documents Services Co. may reasonably request and joining as a party in an action to protect or enforce the applicable Licensed IP, to the extent consistent with the rights set forth above.

(e) Except as otherwise provided in this Agreement, Services Co. shall be responsible for the direct and indirect costs and expenses incurred or obtained pursuant to the exercise of any Enforcement Actions in accordance with Section 5.2(b) or Section 5.2(c) hereof, as applicable except that any applicable License Parties other than Services Co. shall bear their respective direct and indirect costs for any such Enforcement Actions that are demonstrably for the sole benefit of such License Party.

(f) Nothing in this Section 5.2 shall permit any License Party to initiate or sustain any Enforcement Action, unless such License Party is expressly authorized to do so pursuant to this Section 5.2. Except as expressly set forth above, a Licensor has the sole and exclusive right with respect to, and control over, any infringement action or other Claims relating to the applicable Licensed IP.

5.3 The Parties acknowledge and agree that Services Co. shall undertake all IP Services with respect to (i) Intellectual Property licensed to it hereunder by the Base Licensors, in each case, for the duration of each applicable License Term, and (ii) the System-wide IP. Notwithstanding the foregoing, upon the expiration or termination of the applicable License Term for License 1, License 2 or License 3, Services Co. shall immediately cease providing the IP Services for the Intellectual Property licensed to Services Co. under such License. For the avoidance of doubt, any and all costs and expenses incurred in connection with the IP Services shall be borne by Services Co.; provided, that, notwithstanding the foregoing, a Member shall be solely or substantially solely responsible for any costs and expenses incurred in connection with any IP Services that are related to an action that is demonstrably for the sole benefit of such Member or its subsidiaries.

6.	TRADEMARK USAGE AND NOTICES

6.1 Each Licensee shall use such trademark notices as shall be required by the applicable Licensor in connection with such Licensee’s use of the Trademarks included in the Licensed IP, including the use of such notices on Products and Materials; provided, that such required trademark notices are requested by the applicable Licensor on a non-discriminatory basis and are consistent with the applicable Licensor’s business practices.

6.2 Notwithstanding anything to the contrary herein, each Licensee shall apply to the applicable Products and the Materials such notices and identifications as are required by Applicable Law.

6.3 Each Licensee agrees not to: (a) use the Trademarks included in the Licensed IP in a descriptive or generic manner so as to undermine the validity or enforceability of such Trademark; (b) use distinctive features of any Trademarks included in the Licensed IP separate and apart from such Trademark in a manner that would be confusingly similar to, or disparaging or dilutive of, the Trademarks included in the Licensed IP; (c) combine any Trademarks included in the Licensed IP with any third-party Trademark; (d) use any Trademarks included in the Licensed IP in conjunction with any third-party Trademark so as to create an association with such third-party Trademark; or (e) intentionally tarnish, dilute, disparage or harm the goodwill associated with the Trademarks included in the Licensed IP or take any action which it knows, or has reason to know, would injure the image or reputation of the Trademarks included in the Licensed IP, including advertising in any way which could reasonably be determined to damage the goodwill of the Trademarks included in the applicable Licensed IP.

7.	ASSIGNMENTS AND IMPROVEMENTS

7.1 Services Co. hereby irrevocably assigns to CEOC, CGPH, CERP or a subsidiary designated by CEOC, CGPH or CERP, as applicable, all right, title and interest in and to any and all Intellectual Property created, developed or acquired from time to time by or on behalf of Services Co. that is (a) specific to a property owned or controlled by CEOC, CGPH or CERP, respectively, or (b) a Derivative Work of any Property Specific IP.

7.2 CEOC, CGPH and CERP hereby irrevocably assign (and shall cause their respective subsidiaries to irrevocably assign, as applicable) to Services Co. or a subsidiary of Services Co. designated by Services Co. all right, title and interest in and to any Intellectual Property that is created, developed or acquired from time to time by or on behalf of CEOC, CGPH or CERP, respectively, or any of their subsidiaries, and that is a Derivative Work of any of the Licensed IP licensed by Services Co. or any of its subsidiaries to CEOC, CGPH or CERP, respectively, or any of their subsidiaries under License 4 in Exhibit A hereto.

8.	ENTERPRISE SERVICES

8.1 Generally. Service Provider shall provide to each Recipient corporate and other centralized services of the type provided by CEOC or its Affiliates prior to the Original Effective Date, which shall include, without limitation, the services described in Sections 8.2, 8.4, 8.5 through 8.11 (inclusive) and 8.14 hereof, in each case on the terms and subject to the conditions set forth herein. Notwithstanding the foregoing, to the extent any of the services provided under the Property Management Agreements overlap with any of the services provided by Services Provider to the Recipients under this Article 8, the provision of such services shall be provided by the “Manager” under the applicable Property Management Agreement all on the terms and conditions set forth in such Property Management Agreement. From time to time, each Recipient may, but shall not be obligated to, make its employees and assets available to Service Provider to support the provision of services by Service Provider to the Recipients under this Agreement. If a Recipient elects to provide such employees or assets to Service Provider, the costs and fees for such employees and assets shall be mutually agreed upon by Service Provider and such Recipient in writing.

8.2 Accounting Systems and Books and Records. Service Provider shall maintain a complete accounting system in connection with the operation of each Recipient’s business. Separate books and accounts shall be kept for each Recipient. The books and records shall be kept in accordance with GAAP and U.S. tax laws. Such books and records may be kept on a calendar year basis or, to the extent consistent with Section 706 of the Code, fiscal year basis (either, a “Year”) as determined by each Recipient’s chief financial officer, or, if no such determination is provided, by Service Provider in its reasonable discretion. Books and accounts shall be maintained at such location(s) as may be reasonably determined by Service Provider. Service Provider shall use its commercially reasonable efforts to comply with all requirements with respect to internal controls in accounting.

8.3 Access to Records. Each Recipient shall at all reasonable times have access to and the right to copy Service Provider’s books and records relating to such Recipient. This Section 8.3 shall survive the expiration or earlier termination of this Agreement onto the seventh (7th) anniversary thereof.

8.4 Financial Statements; Audits.

(a) Service Provider shall prepare financial statements of each Recipient, individually or as a consolidated group, as required by Applicable Law and as requested by each Recipient. In addition, Service Provider shall prepare (or cause to be prepared) and shall provide to each Member and each Member’s representative on the Steering Committee (i) unaudited monthly financial statements (including balance sheets, statements of profits and losses and statements comparing actual expenditures for such period against the capital budget), (ii) unaudited quarterly financial statements (including balance sheets, statements of profits and losses and statements comparing actual expenditures for such period against the capital budget) and (iii) audited annual financial statements, in each case prepared in a manner consistent with the preparation of such reports by the CEOC Property Managers for the benefit of the CEOC Property Owners.

(b) The financial statements shall be kept in accordance with GAAP and U.S. federal tax laws, or as otherwise determined by the Service Provider in consultation with the Recipients. Service Provider shall engage a nationally recognized reputable public accounting firm to audit the financial statements of each Recipient, individually, and/or as a consolidated group and/or as otherwise determined by the Service Provider, as appropriate, as of and at the end of each calendar or fiscal year (or portion thereof) occurring after the date hereof.

8.5 Operating and Capital Budgets and Annual Plans. Unless otherwise authorized and directed by the Steering Committee, at least ninety (90) days prior to the start of each Year, commencing with the Year ending December 31, 2014, Service Provider shall prepare and submit to the Steering Committee a proposed annual plan setting forth the estimated operating and capital budget and business plan for such Year (each such annual plan, a “Proposed Annual Plan”). The Proposed Annual Plan as approved by the Steering Committee together with the Annual Plan Confirmation (as hereinafter defined) approved by the Recipients shall collectively be the “Annual Plan” for the Year in question.

Each Proposed Annual Plan shall include (a) a detailed forecast comprised of estimated income (if any) and expenses by month for the coming Year, (b) a detailed estimated cash flow projection by month, (c) an estimate of the applicable expense allocations by Member as set forth in Article 10, and (d) any anticipated reimbursable expenses by line item and category and detailed estimates of any other amounts payable by each Recipient to Service Provider under this Agreement. The Steering Committee shall review each Proposed Annual Plan. Approval of a Proposed Annual Plan shall require the affirmative consent of a majority of the Steering Committee members. If the Steering Committee is unable to reach a decision regarding the approval of all or a portion of any Proposed Annual Plan and informs Service Provider of such, the Steering Committee will be deemed to object to the portions of such Proposed Annual Plan that have not been approved by a majority of the Steering Committee members. If the Steering Committee objects to or is deemed to object to all or any portion of any Proposed Annual Plan, the Steering Committee shall provide Service Provider with any objections in writing, in reasonable detail, as soon as practicable. At the request of any Steering Committee member, Service Provider will make itself available to the Steering Committee to discuss the Proposed Annual Plan and will provide a statement showing budgeted expenses (and any prior Year’s actual expenses) attributable to that portion of the total allocations applicable to the Recipient represented by such Steering Committee member. If the Steering Committee fails to approve any portion of a Proposed Annual Plan in accordance with this Section, then the portions of the Proposed Annual Plan to which the Steering Committee has not properly objected shall be effective and, with respect to any items objected to by the Steering Committee, the Annual Plan approved for the prior Year shall govern with respect to such items until the Steering Committee approves an Annual Plan.

On or before December 15th of each Year, the Service Provider shall confirm, or shall identify any deviations from, the estimates set forth in the Proposed Annual Plan (the “Annual Plan Confirmation”). No Annual Plan Confirmation shall result in material modifications or increases to the Proposed Annual Plan unless otherwise agreed by Service Provider and the unanimous consent of the Steering Committee members. If the Annual Plan Confirmation has not changed (other than in any de minimis respect) since the submission of the Proposed Annual Plan, and the Proposed Annual Plan has been approved by the Steering Committee, such Proposed Annual Plan shall be the Annual

Plan for the subsequent Year. If the Annual Plan Confirmation differs in any non-de minimis respect from the Proposed Annual Plan, the Steering Committee, by the affirmative consent of a majority of the Steering Committee members, shall have the right to approve all such changes and will be deemed to object to all such changes that have not been approved by a majority of the Steering Committee members. The portions of the Proposed Annual Plan and the Annual Plan Confirmation that were approved by a majority of the Steering Committee members shall be effective with respect to such portions for the next Year and the portions of the Proposed Annual Plan and/or Annual Plan Confirmation that were objected to by the Steering Committee shall be governed by the prior Year’s Annual Plan.

The parties shall use good faith efforts to reach an agreement on the Annual Plan prior to the commencement of the Year to which such Annual Plan relates. The Service Provider and the Recipients shall work together in good faith to finalize each Annual Plan. The Service Provider shall provide the services hereunder in accordance with the Annual Plan. The affirmative consent of a majority of the Steering Committee members shall be required to increase any department or cost center in the Annual Plan; provided, however, that Service Provider may increase or decrease any such department or cost center without consent of the Steering Committee so long as (i) such change is necessary to reflect a material change in the services required from the service anticipated to be required at the time the Annual Plan was approved, (ii) such amount does not cause a change that exceeds fifteen percent (15%) of such approved item in the Annual Plan, (iii) such increase is applied on a non-discriminatory basis to all Recipients that receive an allocation to which such department or cost center increase relates, (iv) Service Provider provides the Steering Committee with at least sixty (60) days’ prior notice, to the extent practicable, of such increase, and (v) Service Provider provides the Recipients with reasonable documentation supporting the need for such increase, where applicable.

8.6 Treasury.

(a) The Recipients (or, at the request of any Recipient, Service Provider) shall each establish, if necessary, one or more bank accounts at banking institutions chosen by such Recipient and reasonably acceptable to Service Provider (such account or accounts are hereinafter collectively referred to as the “New Bank Accounts”), and Service Provider shall provide treasury and cash management functions to and on behalf of each Recipient. The Bank Accounts shall be in the applicable Recipient’s name or in the name of Service Provider if directed by the applicable Recipient. To the extent permitted under the applicable Property Management Agreements and any financing documents to which a Recipient or any of its Affiliates is a party, Service Provider may transfer funds from and among the New Bank Accounts and any bank accounts established by the Recipients prior to the date hereof (the “Existing Bank Accounts”, together with the New Bank Accounts, the “Bank Accounts”). Each Recipient hereby authorizes the Treasurer and Assistant Treasurer of Service Provider and their designees to sign for and otherwise manage each Recipient’s respective Bank Accounts. Service Provider shall not commingle funds of Service Provider and/or its Affiliates (excluding Recipients) with funds of the Recipients.

(b) Service Provider shall have the power to, in accordance with the Annual Plan, arrange for letters of credit for each Recipient on (x) a several, and not joint and several, basis and (y) an as needed basis and shall allocate the costs associated with such letters of credit to the applicable Recipient.

(c) The Service Provider may, in its reasonable discretion and in accordance with the Annual Plan, pay outstanding accounts payable, payroll and other expenses on behalf of each Recipient, and each applicable Recipient agrees to reimburse the Service Provider for such expenses without markup.

8.7 Regulatory Filings. Service Provider shall, at the election of each Recipient, prepare and file all reports required to be filed by each Recipient by each applicable Gaming Authority, the U.S. Securities and Exchange Commission or other governmental authority. The actual out-of-pocket cost of preparing and filing such reports shall be a Direct Charge to such Recipient.

8.8 Service Provider Proprietary Information and Systems; Guest Data.

(a) Service Provider will make available to each Recipient, during the Term, the Service Provider Proprietary Information and Systems (as defined below). For the avoidance of doubt, certain Service Provider Proprietary Information and Systems may also be provided to certain Recipients under the respective Property Management Agreements.

(b) Each Recipient agrees that, as between such Recipient and Service Provider, Service Provider has the sole and exclusive right, title and ownership to:

(i)	certain proprietary information, techniques and methods of operating gaming, hotel and related businesses;

(ii)	certain proprietary information, techniques and methods of designing games used in gaming and related businesses;

(iii)	certain proprietary information, techniques and methods of training employees in the gaming, hotel and related business; and

(iv)	certain proprietary business plans, projections and marketing, advertising and promotion plans, strategies, and systems

(collectively items (i)-(iv), the “Service Provider Proprietary Information and Systems”).

(c) Each Recipient further agrees to maintain the confidentiality of such Service Provider Proprietary Information and Systems, and, upon the termination of this Agreement, each Recipient agrees to return the same to Service Provider, including documents, notes, memoranda, lists, computer programs and any summaries of such Service Provider Proprietary Information and Systems. Service Provider hereby grants to each Recipient a non-exclusive, limited right and license for the duration of the Term to use all or a portion of the Service Provider Proprietary Information and Systems solely to the extent necessary for Recipients to use the books, records and other information maintained by Service Provider hereunder in accordance with the terms and conditions of this Agreement. Service Provider Proprietary Information and Systems specifically excludes any information or documents otherwise falling within (i)-(iv) above if the same is prepared, designed or created solely for the use and benefit of one Recipient.

(d) Casino operational standards may include requirements that the Recipients purchase, lease or otherwise obtain, either through Service Provider or Service Provider’s designated suppliers, certain computer and other systems that Service Provider determines to be necessary for the operation of the managed casino. If such computer and other systems are offered by Service Provider, the cost to each Recipient will be without markup by Service Provider from the original cost of such computer and other systems to Service Provider. If such computer and other systems are offered by designated suppliers, Service Provider will use commercially reasonable efforts to ensure that the cost to each Recipient will be no higher than the cost of the same or comparable computer and other systems offered to Other Managed Resorts.

(e) Service Provider will make available and license to each Recipient, until Termination of the Applicable Property Management Agreement, Guest Data, solely to the extent necessary for such Recipient’s management and operation of the applicable Managed Facilities. Each Recipient acknowledges and agrees that it may only use and access Guest Data in connection with the operation and management of the applicable Managed Facilities and in accordance with and subject to Applicable Law. For the avoidance of doubt, certain Guest Data, including Property Specific Guest Data and CPLV Guest Data, may also be provided to certain Recipients under such Recipients’ respective Property Management Agreements and, in the event of a conflict between this Agreement and the applicable Property Management Agreement, such Property Management Agreement shall control.

(f) Upon Termination of a Recipient’s Property Management Agreement, such Recipient shall be permitted to retain (or, as necessary, to request and retain) a copy of the Property Specific Guest Data applicable to the Managed Facilities subject to such Recipient’s applicable Property Management Agreement; provided, that each Recipient’s use of such Property Specific Guest Data shall be subject to Applicable Law and the terms and conditions set forth in such Recipient’s respective Property Management Agreement. Each Recipient acknowledges and agrees that, at such time as the CPLV Guest Data is transferred and assigned to CPLV Property Owner LLC, (i) no Recipient will have any further right, title or interest in or to the CPLV Guest Data or be permitted to access such CPLV Guest Data for marketing, research or other activities, or otherwise; and (ii) unless any of the CPLV Guest Data cannot be expunged without destruction of any data that is permitted to be retained by such Recipient, such Recipient must expunge all of the CPLV Guest Data; provided, however, that such Recipient may retain, and may deliver (subject to obligations of confidentiality, to the extent feasible) to any governmental authority, copies of any of the CPLV Guest Data to the extent required to comply with Applicable Law, including applicable Gaming Regulations.

8.9 Centralized Services. Service Provider will provide corporate functions to each Recipient, including without limitation information technology and related software services, information systems, website management, vendor relationship management, real estate, strategic sourcing, design and construction, regulatory compliance functions, finance and accounting, consolidated finance operations, risk management, internal audit, tax, record keeping and subsidiary management, treasury functions, consultancy and lobbying services, human resources, compensation, benefits, marketing and public relations, legal, payroll, accounts payable, security and surveillance, government relations, communications and data access services. Service Provider shall pass through any discounts, rebates or similar incentives received by the Service Provider or its Affiliates in connection with the provision of services under this Agreement.

8.10 Business Advisory Services. Service Provider will provide Recipients with certain business advisory services, including without limitation: (a) developing and implementing corporate and business strategy and planning, (b) identifying, analyzing, preparing for, negotiating, structuring and executing acquisitions, joint ventures, development activities, divestitures, investments and/or other opportunistic uses of capital, (c) legal and accounting consultancy services, (d) design and construction consultancy services and (e) analyzing and executing financing activities.

8.11 Property Management Services.

(a) Service Provider shall provide to CEOC (and, at the request of CERP, shall provide to CERP) property management services of the type provided by CEOC to CEOC’s own properties owned and/or managed by CEOC or its Affiliates prior to the Original Effective Date.

(b) For the avoidance of doubt, with respect to CGPH and its subsidiaries only, neither the Enterprise Services nor any other services provided under this Agreement shall include any property or asset-specific management services, which, for the avoidance of doubt, will be provided pursuant to separate Property Management Agreements.

(c) Service Provider may intermediate the provision of property management services required to be performed under separate Property Management Agreements from time to time as determined by the Steering Committee.

8.12 Operating Reimbursements. Except as otherwise specifically stated herein, Service Provider and the Recipients agree that they shall allocate costs, expenses, deposits, cash, assets and other similar items based on the use of such items by the Parties, regardless of the contracting party therefor. Items that shall be allocated include payroll expenses, marketing programs, reward credits, charitable contributions, and regulatory imposed payments. Each Recipient and Service Provider agree to negotiate in good faith the proper allocation of such items.

8.13 Changes to Services.

(a) The Parties may agree to modify the terms and conditions of Service Provider’s performance of any Enterprise Service in order to reflect new procedures, processes or other methods of providing such Enterprise Service. In the event that a Recipient requests a modification that is materially different from the terms and conditions of Service Provider’s performance of any Enterprise Service prior to the date of such modification, and would require a material additional expenditure of resources by Services Provider to implement such modification (as determined by a majority of the Steering Committee), then the Parties will negotiate in good faith the terms and conditions upon which Service Provider would be willing to implement such change.

(b) Notwithstanding any provision of this Agreement to the contrary, Service Provider may make: (i) changes to the process of performing a particular Enterprise Service that do not adversely affect the benefits to any Recipient of Service Provider’s provision or quality of such Enterprise Service in any material respect or increase any Recipient’s cost for such Enterprise Service; (ii) emergency changes on a temporary and short-term basis; and/or (iii) changes to a particular Enterprise Service in order to comply with Applicable Law or regulatory requirements, so long as such changes are applied on a non-discriminatory basis to similar services provided to all Recipients, in each case without obtaining the prior consent of any Recipient. However, Recipients shall, to the extent practicable, be notified in writing within a reasonable time prior to any such changes.

8.14 Additional Services. Recipients may, from time to time, request additional services that are not contemplated above. The Parties agree to negotiate in good faith the terms and conditions, if at all, by which Service Provider would be willing to perform such additional services.

8.15 Access to Property. Each Recipient shall at all reasonable times have access to and the right to use all real property and personalty relating to the provision of Enterprise Services to such Recipient as set forth herein, including reasonable access to all media and to all computer software and programs used for the compilation or printout thereof (to the extent permitted by and subject to any applicable underlying license agreements).

9.	PERFORMANCE OF ENTERPRISE SERVICES

9.1 Oversight. The Steering Committee shall be responsible for managing, monitoring and facilitating the implementation and usage of the Enterprise Services. Decisions of the Steering Committee shall be taken, and disputes shall be resolved, by the affirmative consent of a majority of the Steering Committee members, unless a different standard is set forth herein. The Steering Committee shall have the authority to adopt policies and procedures for the implementation of the Enterprise Services contemplated herein. In furtherance of the foregoing, whenever this Agreement requires Services Co. to (a) take any administrative action contemplated by this Agreement, (b) take any action set forth in the Annual Plan or (c) implement any action previously approved by the Steering Committee, any officer of Services Co., acting alone, may take such action on behalf of the Steering Committee.

9.2 Standards. Subject to and in accordance with the Annual Plan, Service Provider shall perform the Enterprise Services on a non-discriminatory basis, in an efficient and first-class manner, using its commercially reasonable efforts to (i) provide the Enterprise Services in the same manner as CEOC provided such Enterprise Services prior to the Original Effective Date, and (ii) evolve the techniques and business processes in which it provides such Enterprise Services to keep pace with changes in the way such services are provided in similar industries. Actions taken by Service Provider in good faith consistent with the foregoing shall not constitute a breach of this Agreement unless such action materially violates an express provision of this Agreement.

9.3 Employees.

(a) Services Co. shall make available the executives and employees identified on Exhibit F, as amended from time to time, (the “Services Co Employees”) to deliver the Enterprise Services pursuant to this Agreement. For the avoidance of doubt, to the extent any Services Co Employees require access to the facilities of the Property Owners in connection with their delivery of the Enterprise Services or System-wide IP pursuant to this Agreement, the Recipients hereby grant, or shall cause such Affiliated Property Owners to grant, such Services Co Employees a non-exclusive license (or, pursuant to one or more separate agreements, shall grant such other access rights as may reasonably be required) for such purposes, subject to commercially reasonable limitations on such access and/or such other terms and provisions as may be separately agreed.

(b) Service Provider shall determine the fitness and qualifications of all employees performing the Enterprise Services, including the Services Co Employees. Service Provider shall hire, supervise, direct the work of, and discharge of, all Services Co Employees and all such other employees hired by Service Provider after the Original Effective Date and Exhibit F shall be amended from time to time to reflect such additional hires. Subject to the terms of any employment agreement or collective bargaining agreement, as applicable, Service Provider shall determine the wages and conditions of employment of all such employees in accordance with the Annual Plan. All wages, bonuses, compensation, benefits, termination or severance expenses or liabilities, pension fund contribution obligations or liabilities, and other costs, benefits, expenses or liabilities and entitlements of or in connection with employees employed in connection with the Enterprise Services shall be Service Provider’s responsibility (subject to allocated reimbursement as set forth in Article 10).

9.4 Independent Contractors. Subject to and in accordance with the Annual Plan, Service Provider may hire consultants, independent contractors, or subcontractors, including Affiliates, to perform all or any part of the Enterprise Services hereunder. Service Provider shall be authorized to enter into agreements on behalf of, and in the name of, a Recipient in connection with any or all of the Enterprise Services. Service Provider will remain fully responsible for the performance of its obligations under this Agreement, including any performance by such consultants, independent contractors, or subcontractors, and Service Provider will be solely responsible for payments due to its independent contractors unless such payments are part of a designated Direct Charge. All debts and liabilities incurred by Service Provider within the scope of the authority granted and permitted hereunder in the course of its provision of the Enterprise Services shall be the debts and liabilities of the respective Recipient(s) only, and Service Provider shall not be liable for such debts and liabilities except as specifically stated to the contrary herein.

9.5 Agency and Agency Waivers. The relationship between the Parties shall be that of principal, in the case of each Recipient, and agent, in the case of Service Provider. Nothing herein contained shall be deemed or construed to render the Parties hereto partners, joint venturers, landlord/tenant or any relationship other than that of principal and agent. To the extent there is any inconsistency between the common law fiduciary duties and responsibilities of principals and agents, and the provisions of this Agreement, the provisions of this Agreement shall prevail, it being the intention of the Parties that this Agreement shall be deemed a waiver by Recipients of any fiduciary duties owed by an agent to its principal, and a waiver by Service Provider of any obligations of a principal to its agent, to the extent the same are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this Agreement, the intention of the Parties being that this Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law of agency except as expressly incorporated in the provisions of this Agreement. In no event shall Service Provider be deemed in breach of its duties hereunder solely by reason of (i) the failure of the financial performance of any Recipient’s business to meet such Recipient’s expectations or income projections or any operating budget or annual plans, (ii) the acts of any Recipient’s employees, (iii) the institution of litigation or the entry of judgments against any Recipient or Recipient’s business, or (iv) any other acts or omissions not otherwise constituting a material breach of this Agreement.

9.6 Affiliate Transactions. The fact that Service Provider or an Affiliate thereof, or a stockholder, director, officer, member, or employee of Service Provider or an Affiliate thereof, is employed by, or is directly or indirectly interested in or connected with, any Person which may be employed by Recipient to render or perform a service, or from which Service Provider may purchase any property, shall not prohibit Service Provider from employing such Person or otherwise dealing with such Person.

9.7 Cooperation of Recipients and Service Provider. Recipients and Service Provider shall cooperate fully with each other during the Term to take all actions, including procuring and maintaining all licenses and operating permits, if any, necessary or advisable for Service Provider to provide services hereunder and to facilitate each Party’s performance of this Agreement. Recipients shall provide Service Provider with such information as is necessary to the performance by Service Provider of its obligations hereunder and as may be reasonably requested by Service Provider from time to time.

10.	COST ALLOCATION/FUNDING REQUIREMENTS

10.1 Expense Allocation Statements. Within 10 days after the end of each calendar month, in accordance with the Annual Plan, Service Provider shall prepare and provide to each Member a statement of costs and expenses allocable to such Member and its respective Recipients for the preceding calendar month (each, an “Expense Allocation Statement”) setting forth such Member’s and its respective Recipients’ (a) OpEx Allocation, (b) Baseline (and, if applicable, Special) CapEx Allocation and (c) Direct Charges and any other expenses incurred 100% for the benefit of such Member and/or its respective Recipients. For administrative convenience, at the election of Service Provider each Expense Allocation Statement may also include amounts owing and payable to or on behalf of Service Provider under any Property Management Agreement; provided, that (i) all such amounts owing under any Property Management Agreement shall be separately and clearly identified as such on such Expense Allocation Statement and (ii) for the avoidance of doubt, nothing in this Agreement creates any independent payment obligation with respect to amounts owing and payable under any Property Management Agreement. At the election of Service Provider, payroll and related personnel expenses may be invoiced and billed to, and payable by, the Members more frequently than monthly, as is reasonably required for Service Provider to meet then-existing payroll obligations.

10.2 Funding Requirements. Within 10 days after receipt of each Expense Allocation Statement, each Member shall pay all amounts indicated therein as due to Service Provider in accordance with the payment instructions included in such Expense Allocation Statement.

10.3 Disputes. If a Member disputes all or any portion of any expense allocated to such Member as set forth in any Expense Allocation Statement, such Member shall nonetheless timely pay such disputed amount to Service Provider and, following such payment, may submit such disputed amount to the Steering Committee for review and resolution (it being understood that the amount, if any, of any payment actually paid by such disputing Member that is ultimately determined by the Steering Committee to have been improperly allocated to such Member shall be promptly returned by Service Provider to such disputing Member following the decision by the Steering Committee to such effect).

11.	AFFIRMATIVE COVENANTS

11.1 Compliance with Laws. The Parties covenant throughout the Term to comply in all material respects with all Applicable Laws, rules, regulations and orders of all states, counties, and municipalities in which such Party conducts business, including any laws, rules, regulations, orders and requests for information of any Gaming Authorities that may license Service Provider or a Recipient or from which Service Provider or a Recipient may seek a license. Recipient shall also follow applicable federal laws, rules, and regulations.

11.2 Insurance. All Property Owners maintain Insurance Policies and all material Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms and (ii) have not been subject to any lapse in coverage for any material term. As of the date hereof, the Parties agree that such Insurance Policies will be managed by the Service Provider, either directly or indirectly through the use of a captive insurance subsidiary. Upon the request of the Service Provider, each of the Property Owners will provide commercially reasonable cooperation to the Service Provider in order to afford the Service Provider the ability to properly maintain the Insurance Policies, which may include providing access to coverage, carriers and the right to make claims on behalf of the Property Owners and obtaining letters of credit or other credit support documentation requested by the Service Provider as may be necessary to provide a back-to-back letter of credit for the insurance obligations under the Insurance Policies of each property owned by the Property Owners, as applicable.

11.3 Property Management Agreements. In the event that any Existing Property Management Agreement or Future Property Management Agreement is terminated following the rejection thereof pursuant to Section 365 of the U.S. Bankruptcy Code (11 U.S.C. Section 101 et. seq., as amended) (the “Bankruptcy Code”) by the applicable Property Manager, Services Co. or its subsidiaries shall enter into a new property management agreement with respect to the property applicable to such Existing Property Management Agreement or Future Property Management Agreement on substantially similar terms to the applicable Existing Property Management Agreement or Future Property Management Agreement (such new property management agreement, the “New Property Management Agreement”).

12.	REPRESENTATIONS AND WARRANTIES

12.1 Mutual Representations and Warranties.

(a) Each Party represents and warrants that it is duly organized, validly existing and in good standing under the laws of the state of its organization, that each Party has full power and authority to enter into this Agreement and perform its obligations hereunder, and that the officers of such Party who executed this Agreement on behalf of such Party are in fact officers of such Party and have been duly authorized by such Party to execute this Agreement on its behalf.

(b) The execution, delivery and performance by each Party of this Agreement have been duly authorized by all necessary action on the part of such Party and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of such Party, enforceable in accordance with its terms.

12.2 Licensor’s Representations and Warranties. Each Licensor represents and warrants to the applicable Licensee that, to the knowledge of such Licensor: (a) such Licensor has the full right, power and authority to grant the rights herein granted to the applicable Licensee for use of the Licensed IP owned by such Licensor, including the right to license such Licensed IP to the applicable Licensee in accordance with this Agreement, and by doing so does not violate any agreement between such Licensor and a third party, or violate, infringe or misappropriate any Intellectual Property rights or other rights of a third party; and (b) the applicable Licensee’s use of the applicable Licensed IP owned by such Licensor, in accordance with the terms and conditions set forth in this Agreement and the applicable License, shall not violate, infringe or misappropriate the Intellectual Property rights or other rights (including any contractual rights) of any third party.

12.3 Service Provider Representations and Warranties. To Service Provider’s knowledge, all agreements between Service Provider and third parties pursuant to which Service Provider obtains any Enterprise Services to be provided hereunder are in full force and effect, and there is no event of material default thereunder by any party thereto that would materially adversely prevent Service Provider from providing the Enterprise Services hereunder.

13.	INDEMNIFICATION

13.1 Each (a) Licensee agrees to fully indemnify and hold harmless each applicable Licensor (and its officers, directors and employees) and (b) Service Provider agrees to fully indemnify and hold harmless each Recipient (and its officers, directors and employees), in any case, from and against any and all liabilities, Claims, causes of action, damages and expenses (including reasonable and documented attorneys’ fees) (collectively, “Harm”) arising out of or resulting from: (i) any actual or alleged defects in any of the applicable Products or other Claim related to any of the applicable Products or the Materials not included in the applicable Licensed IP, and not covered by Licensor’s indemnification obligations under Section 13.3 below, to the extent caused by an act or omission of such Licensee that such Licensee can demonstrate was not carried out or omitted pursuant to the applicable Licensor’s instructions; (ii) any actual or alleged infringement, violation or misappropriation of any Intellectual Property rights, including trade secrets and rights of privacy and publicity, in connection with the use, disclosure, manufacture, marketing, promotion, distribution or sale by such Licensee of any applicable Products or Materials to the extent caused by an act or omission of such Licensee (other than to the extent arising from the use of the applicable Licensed IP as permitted hereunder and that such Licensee can demonstrate was pursuant to the applicable Licensor’s instructions); (iii) such Licensee’s false or misleading advertising in connection with any of applicable Products or Materials other than that which such Licensee can demonstrate was pursuant to the applicable Licensor’s instructions; (iv) any violation by such Licensee of any Applicable Law, including, without limitation, Gaming Laws, in connection with the use of the Licensed IP and/or the use, manufacture, marketing, promotion, distribution, or sale of any applicable Products or Materials other than that which such Licensee can demonstrate was pursuant to the applicable Licensor’s instructions; (v) any use of any of the applicable Licensed IP by such Licensee in a manner not authorized by this Agreement or the applicable License; (vi) any breach of this Agreement by such Licensee; (vii) any material damage to the facilities of the Members or the Property Managers caused by Services Co. Employees; or (viii) the gross negligence or willful misconduct of Licensee or Service Provider, or any employee, contractor or agent of such Licensee or Service Provider, except to the extent directly or indirectly caused by any act or omission of such Licensor or Recipient. In the event that a recall of any applicable Product or Material is required, ordered or recommended by any court or government agency or any Applicable Law, for any reason, each Licensee shall comply with such requirement, order or recommendation and shall bear all the expenses thereof, unless Licensee can demonstrate such defect was due to the applicable Licensor’s instructions, in which case, the applicable Licensor shall bear such expenses.

13.2 The indemnified party under Sections 13.1 and 13.3 shall promptly notify the indemnifying party of any Claim which may be made against the indemnified party. Each Licensee and the applicable Licensor shall consult with respect to the handling of such claim and its resolution; provided, that Licensor shall have sole control of the defense and settlement of any such claim (provided, that in connection with License 1, License 2 and License 3, Services Co. will act on behalf of and at the direction of the applicable Licensor with respect to the defense and settlement of any such claim), whether initially made against a Licensor or a Licensee, at such Licensor’s sole expense (subject to such Licensee’s indemnification obligations, as applicable); provided, that (a) a Licensee may participate in the defense and settlement with its own counsel at its expense, and (b) in the event the Claim was made against a Licensee, Licensor shall not settle such claim without such Licensee’s consent, not to be unreasonably withheld or delayed, unless the settlement is for a monetary payment only and admits no fault of such Licensee.

13.3 Each Licensor and Recipient, as applicable, agree to fully indemnify and hold harmless each applicable Licensee and the Service Provider, respectively, from and against any and all Harm arising out of or resulting from: (a) a Claim by a third party that such Licensee’s use of the applicable Licensed IP as permitted by this Agreement and the applicable License infringes, violates or misappropriates the Intellectual Property rights of such third party; (b) any breach of this Agreement by such Licensor; or (c) the gross negligence or willful misconduct of Licensor or Recipient, or any employee, contractor or agent of such Licensor or Recipient, except to the extent directly or indirectly caused by any act or omission of such Licensee or the Service Provider.

13.4 Limitation on Liability. No Party will be liable for indirect, consequential, special, exemplary or punitive damages, regardless of the form of action, whether in contract, tort or otherwise, and even if such Party has been advised of the possibility of such damages.

14.	DEFAULT

14.1 Definition. The occurrence of any one or more of the following events which is not cured within the time permitted shall constitute a default under this Agreement (hereinafter referred to as an “Event of Default”) as to the Party failing in the performance or effecting the breaching act.

14.2 Service Provider’s Default. An Event of Default shall exist with respect to Service Provider if Service Provider shall fail to perform or materially comply with any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Service Provider and such failure shall continue for a period of thirty (30) days after written notice thereof from any Recipient to Service Provider specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days but can be cured within 120 days, if Service Provider fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter. If an Event of Default exists with respect to Service Provider pursuant to this Section 14.2, the other Parties shall be entitled to the remedies set forth in Section 16.10.

14.3 Non-Member Recipient’s Default.

(a) An Event of Default shall exist with respect to a Recipient that is not also a Member if such Recipient shall:

(i) fail to make any monetary payment required under this Agreement, including any Direct Charges to the applicable third parties on or before the due date recited herein and such failure continues for five (5) Business Days after written notice from Service Provider specifying such failure, but only to the extent that such failure causes a liability or obligation on the part of Service Provider, or

(ii) fail to perform or materially comply with any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to such Recipient and such failure shall continue for a period of thirty (30) days after written notice thereof from Service Provider to such Recipient specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if such Recipient fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter.

(b) If an Event of Default exists with respect to a Recipient that is not also a Member pursuant to Section 14.3(a)(i), then any monetary payment due shall bear interest at the prime rate as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate) from the date such amount is due until such amount is paid in full.

(c) If an Event of Default exists with respect to a Recipient that is not also a Member pursuant to Section 14.3(a)(ii), (i) Service Provider shall be entitled to the remedies set forth in Section 16.10 and (ii) such Recipient will lose all rights to receive the Enterprise Services; provided, that, for the avoidance of doubt, subject to Sections 15.2 and 15.7, such Recipient shall not lose any rights to which it is entitled as a Licensee hereunder.

14.4 Member Default.

(a) An Event of Default shall exist with respect to a Member if such Member shall:

(i) fail to make any monetary payment required under this Agreement or the JV Agreement, including (A) the Initial Capital Contributions, (B) the OpEx Allocation, (C) except as set forth in Section 6.1(e) of the JV Agreement, the Baseline CapEx Allocation, (D) except as set forth in Section 6.1(e) of the JV Agreement, the Special CapEx Allocation, (E) any expenses due or owed by such Recipient pursuant to Section 5.3 or (F) any Direct Charges to the applicable third parties, in each case on or before the due date recited herein and such failure continues for five (5) Business Days after written notice from Service Provider specifying such failure, but only to the extent that such failure causes a liability or obligation on the part of Service Provider; or

(ii) fail to perform or materially comply with any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to such Member and such failure shall continue for a period of thirty (30) days after written notice thereof from Service Provider to such Member specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if such Member fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter.

(b) If an Event of Default exists with respect to a Member pursuant to Section 14.4(a)(i)(A), or this Agreement is rejected by any Member in connection with any bankruptcy proceeding, such Member will lose (i) all governance rights applicable to such Member or such Member’s representative on the Steering Committee, provided for herein and pursuant to the JV Agreement, and (ii) all rights as a Recipient to receive the Enterprise Services; provided, that, for the avoidance of doubt, subject to Sections 15.2 and 15.7, such Member shall not lose any rights to which it is entitled as a Licensee hereunder.

(c) If an Event of Default exists with respect to a Member pursuant to Section 14.4(a)(i)(B), such Member will lose all rights as a Recipient to receive the Enterprise Services; provided, that, for the avoidance of doubt, subject to Sections 15.2 and 15.7, such Member shall not lose any rights to which it is entitled as a Licensee hereunder.

(d) If an Event of Default exists with respect to a Member pursuant to Section 14.4(a)(i)(C), (i) such Member will lose all governance rights applicable to such Member or such Member’s representative on the Steering Committee, provided for herein and pursuant to the JV Agreement, and (ii) where practicable, the provision of the Enterprise Services to such Member shall not include use of the product or asset that was the subject to the capital expenditure not funded by such Member; provided, that, for the avoidance of doubt, subject to Sections 15.2 and 15.7, such Member shall not lose any rights to which it is entitled as a Licensee hereunder.

(e) If an Event of Default exists with respect to a Member pursuant to Section 14.4(a)(i)(D), (i) such Member will lose all governance rights applicable to such Member or such Member’s representative on the Steering Committee, provided for herein and pursuant to the JV Agreement, and (ii) where practicable, the provision of the Enterprise Services to such Member shall not include use of the product or asset that was the subject to the capital expenditure not funded by such Member; provided, that, for the avoidance of doubt, subject to Sections 15.2 and 15.7, such Member shall not lose any rights to which it is entitled as a Licensee hereunder; provided, further, that if CEOC does not fund its Special CapEx Allocation pursuant to Section 6.1(e) of the JV Agreement, this shall not be considered an Event of Default, but where practicable, the provision of the Enterprise Services to CEOC shall not include use of the product or asset that was the subject of the capital expenditure not funded by CEOC.

(f) If an Event of Default exists with respect to a Member pursuant to Section 14.4(a)(i)(E), Section 14.4(a)(i)(F) or Section 14.4(a)(ii), (i) Service Provider shall be entitled to the remedies set forth in Section 16.10 and (ii) such Member will lose all rights as a Recipient to receive the Enterprise Services; provided, that, for the avoidance of doubt, subject to Sections 15.2 and 15.7, such Member shall not lose any rights to which it is entitled as a Licensee hereunder.

14.5 Bankruptcy.

(a) An Event of Default shall exist with respect to a Party if such Party:

(i) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property;

(ii) makes a general assignment for the benefit of creditors;

(iii) is adjudicated bankrupt or insolvent;

(iv) has filed against it an involuntary bankruptcy petition and (x) such petition shall continue not dismissed for sixty (60) days or (y) an order approving such petition shall have been entered; or

(v) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law;

provided, however, that the transactions contemplated by the CEOC Restructuring shall not constitute an Event of Default under this Section 14.5.

14.6 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party’s exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

15.	TERM; BREACH; REMEDIES; EFFECT OF TERMINATION

15.1 The term of this Agreement shall commence on the date hereof and shall continue in full force and effect in perpetuity unless terminated as provided herein (the “Term”); provided, that the term of each License shall commence on the date hereof and shall continue for the duration of the applicable License Term.

15.2 Other than with respect to a breach of Section 4.1(a) by a Licensee, which shall be governed by Section 4.2, if a Licensee’s use of the Trademarks included in the Licensed IP does not meet the quality control standards set forth in this Agreement or if a Licensee otherwise materially breaches any terms of this Agreement (but solely with respect to those terms applicable to such Licensee in its capacity as a Licensee hereunder), then the applicable Licensee shall remedy such breach to the reasonable satisfaction of the applicable Licensor within thirty (30) days of the delivery of written notice of such breach by the Licensor to the Licensee, which cure period shall be extended for an additional thirty (30) days if the breach is curable and the applicable Licensee is diligently attempting to cure such breach. If at the end of the period following the applicable Licensee’s receipt of written notice of such breach (or, in the case of Section 4.2, at the end of the fifteen (15) day period following the applicable Licensee’s receipt of written notice of failure to make corrections to any material non-compliance), the Licensee has failed to remedy such breach to the reasonable satisfaction of the Licensor, then the Licensor may immediately seek preliminary or permanent injunctive relief against the Licensee. If injunctive relief is granted in favor of the Licensor pursuant to this Section 15.2, the Licensor shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses of litigation incurred in connection with seeking such injunctive relief. The rights of each Licensor set forth in this Section 15.2 are in addition to any other legal or equitable remedy that the Licensor may be entitled to seek in respect of quality deficiencies or other material breaches of this Agreement.

15.3 Each Licensor shall have the right to terminate this Agreement with respect to a Licensee immediately upon written notice to such Licensee in the event such Licensee violates or is notified by Gaming Authority that it is violating any Gaming Laws, or the ongoing existence of this Agreement might cause any Party to be in violation of any Gaming Laws.

15.4 [Intentionally deleted.]

15.5 Except as otherwise provided herein, this Agreement may not be terminated without the prior written consent of all the Parties hereto.

15.6 Upon the termination or expiration of any License as provided pursuant to this Agreement, the applicable Licensee shall no longer be licensed to use any of the applicable Licensed IP and shall discontinue all use of such Licensed IP within twelve (12) months (the “Transition Period”) following the termination or expiration of the applicable License. All applicable Products and Materials in such Licensee’s possession or control at the time of termination or expiration of the Transition Period for the applicable License shall be delivered to the applicable Licensor or, at such Licensor’s instruction, destroyed. Upon the applicable Licensor’s request, all signage and fixtures bearing the Trademarks included in the Licensed IP must be removed by the applicable Licensee prior to the expiration of the Transition Period and delivered to the applicable Licensor or, at such Licensor’s instruction, destroyed.

15.7 Each Licensee acknowledges and agrees that any unauthorized use of the applicable Licensed IP by such Licensee may result in irreparable harm to the applicable Licensor for which remedies other than injunctive relief may be inadequate, and that the applicable Licensor may be entitled to receive from a court of competent jurisdiction injunctive or other equitable relief to restrain such unauthorized acts in addition to other appropriate remedies.

15.8 If this Agreement is terminated pursuant to this Article 15, it shall become void and of no further force and effect, except that Articles 1, 4, 6, 7, 13, 16 and this Section 15.8 shall survive the expiration or any termination of this Agreement.

16.	MISCELLANEOUS PROVISIONS

16.1 In all transactions regarding any Products and Materials, each applicable Licensee shall assume sole responsibility for any commitments, obligations or representations made by it in connection with the use, manufacture, advertising, marketing, promotion, publicity, distribution, offer for sale and sale thereof and such Licensee represents and warrants to the applicable Licensor that such Licensor shall have no liability to such Licensee or third parties with respect to any such Products or Materials manufactured, advertised, distributed, marketed, promoted, published, offered for sale or sold by or for such Licensee or its customers.

16.2 Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such Party may designate by written notice to the other Parties):

(a) if to Service Provider, at:

Caesars Enterprise Services, LLC

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 407-6418

Attention: General Counsel

(b) If to CEOC, at:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 407-6418

Attention: General Counsel

(c) If to CERP, at:

Caesars Entertainment Resort Properties LLC

c/o Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 407-6418

Attention: General Counsel

(d) If to CGPH, at:

Caesars Growth Properties Holdings, LLC

c/o Caesars Entertainment Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 888-1853

Attention: General Counsel

(e) If to any other Recipient, at such Recipient’s address as provided to Service Provider.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five (5) Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after the date of deposit with the delivery service. Whenever any notice is required to be given by Applicable Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

16.3 This Agreement, the JV Agreement, the Property Management Agreements and the CPLV Trademark License constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, pertaining to such subject matter. There are no warranties, representations or agreements, express or implied, between the Parties in connection with the subject matter hereof except as may be specifically set forth herein or therein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless it is set forth in a written document signed by all the Parties; provided, however, that upon the acquisition or development by Services Co. or any Member of any new property, or in connection with any transaction in which a property owned by a Member remains managed by an Affiliate of CEC but the ownership structure of such property is modified (including a transaction pursuant to which a third party acquires the real property interest in such property and leases back such property to the relevant Member or any of its Affiliates) that, in any of the foregoing cases, would involve the use of any System-wide IP, subject to compliance with Section 8.3 of the JV Agreement, the officers of Services Co. may update Exhibits A, D, F, H, I, J, K and L solely to reflect such acquisition, development or transaction during the Term without obtaining the signature of the Parties so long as copies of all such updates are distributed to all Parties and the affected Party does not object to such amendments within 10 days of receipt of such revised Exhibits. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a written document signed by all the Parties.

16.4 Except as otherwise expressly set forth herein, no Party may assign or sublicense this Agreement or any License under which it is a Licensor or Licensee, or pledge as security or otherwise grant any interest of any kind or nature in or to this Agreement or its applicable licenses granted hereunder, to any third party without the express written consent of the other Parties hereto; provided, that in the event a Licensee should become a debtor in any case under the Bankruptcy Code, each applicable Licensee shall have the right to assume, or to assume and assign to a permitted assignee under this Section 16.4, such Licensee’s rights under, and the Licenses granted to such Licensee pursuant to, this Agreement in accordance with Bankruptcy Code Section 365, and each applicable Licensor shall and hereby does consent to assumption or assumption and assignment of such Licensee’s rights under, and the Licenses granted to such Licensee pursuant to, this Agreement under Bankruptcy Code Section 365(c)(1)(B), waive its rights to invoke Bankruptcy Code Section 365(c)(1), and acknowledge that it will be estopped to argue that such Licensor’s consent and waiver hereunder are unenforceable. For purposes of this Agreement, an “assignment” shall include the sale of all or substantially all of the stock, assets or voting control of a Licensee, any corporate reorganization of a Licensee, or any other transfer under an operation of law (each, a “Change of Control”); provided, however, that notwithstanding the foregoing, the consummation of the CEOC Restructuring and any transactions contemplated thereby (including the merger of CEOC with and into CEOC, LLC, a Delaware limited liability company, on or about the date hereof, with CEOC, LLC as the surviving entity of such merger and acceding to all of the rights and obligations of CEOC hereunder) shall not constitute an “assignment” or “Change of Control” for purposes of this Agreement. Notwithstanding the foregoing, (a) CGPH, any CGPH Property Owner or other CGPH subsidiary, CERP, any CERP Property Owner or any other CERP subsidiary, CEOC or any CEOC subsidiary may assign its right, title and interest in this Agreement in connection with (i) a financing; or (ii) a transfer of all of the real property interests owned by it (together with the casino and related facilities located thereon), in each case, provided the assignee or transferee (including any direct or indirect equity owner thereof) is not (x) a competitor of CEC engaged in the gaming business, or (y) generally recognized in the community as being a person of ill repute or who has or is reasonably believed to have an adverse reputation or character, in either case, which is more likely than not to have a material adverse effect on the other Parties or any of their Affiliates or make such Person unsuitable under Applicable Law to hold a gaming license or to be associated with a gaming licensee or otherwise jeopardizes any of the Parties’ or their Affiliates’ gaming licenses, (b) any CGPH Property Manager, CERP Property Manager or CEOC Property Manager may assign its right title and interest in and to this Agreement, without the consent of the other Parties, to (i) any Affiliate of such CGPH Property Manager, CERP Property Manager or CEOC Property Manager that is directly or indirectly wholly-owned by CEC, and (ii) in connection with a Change of Control of CEC; provided, that neither the new control party(ies) or the proposed transferee (as applicable) nor any of such party’s direct or indirect equity owners is generally recognized in the community as being a person of ill repute or who has or is reasonably believed to have an adverse reputation or character, in either case, which is more likely than not to have a material adverse effect on the other Parties or any of their Affiliates or make such Person unsuitable under Applicable Law to hold a gaming license or to be associated with a gaming licensee or otherwise jeopardizes any of the Parties’ or their Affiliates’ gaming licenses, and (c) any merger, amalgamation, consolidation or transfer, distribution or disposition of equity interests or Change of Control of Services Co. or any other Party hereto that results in Services Co. or such other Party hereto, as applicable, becoming a direct or indirect Subsidiary of CEC shall not require the prior consent of any other Party hereto.

16.5 The Parties expressly acknowledge and agree that the subject matter of this Agreement, including the rights licensed to each Party hereunder, are unique and irreplaceable, and that the loss thereof cannot adequately be remedied by an award of monetary compensation or damages. In the event that this Agreement or the licenses granted hereunder should ever become subject to United States bankruptcy proceedings, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, licenses of rights to and respecting “intellectual property” and “embodiment[s]” of “intellectual property” for purposes of Section 365(n) and as defined in Section 101(35A) or Chapter 11 of the Bankruptcy Code, and to the extent necessary to preserve the rights of each Party hereunder, including the license rights herein granted to such Party, this Section 16.5 shall be treated as supplementary to this Agreement pursuant to Section 365(n) of the Bankruptcy Code. Each of the Licensees may elect to retain and fully exercise all of its rights and elections under Section 365(n) of the Bankruptcy Code, including its retention of all its rights as a licensee hereunder, notwithstanding the rejection of this Agreement by any other Party as debtor in possession, or a trustee or similar functionary in bankruptcy acting on behalf of a debtor’s estate. In the event that any proceeding shall be instituted by or against any of the Parties (or any Affiliate of any such Party) seeking to adjudicate it bankrupt, or insolvent, or seeking liquidation, winding up, insolvency or reorganization, or relief of debtors, or seeking an entry of an order of relief, or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions (each a “Bankruptcy Event”), each Licensee, in the case of a Bankruptcy Event of any Licensor, and each Licensor, in the case of a Bankruptcy Event of any Licensee, shall have the right to retain and enforce its rights under this Agreement (including this Section 16.5) as provided under Section 365(n) of the Bankruptcy Code.

16.6 This Agreement shall be deemed executed and delivered within the State of Nevada, is made in contemplation of its interpretation and effect being construed in accordance with the laws of said State applicable to contracts fully executed and performed in said State, and it is expressly agreed that it shall be construed in accordance with the laws of the State of Nevada without giving effect to the principles of the conflicts of laws. All litigation arising out of or relating to this Agreement shall be brought in the federal or state courts of Nevada and the Parties consent to jurisdiction therein. Notwithstanding the foregoing, in the event of Foreclosure, all litigation arising out of or relating to this Agreement shall be brought in the federal or state courts of the Borough of Manhattan, The City of New York and appellate courts from any thereof, and the Parties consent to jurisdiction therein.

16.7 The headings and captions contained in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement. Unless the context requires otherwise: (a) pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) whenever in this Agreement a Person is permitted or required to make a decision or take an action or omit to take an action (x) in its “discretion” or “discretion” or under a similar grant of authority or latitude, or without an express standard, such Person will be entitled to consider such interests and factors, including its own interests, as it desires, and will have no duty or obligation to consider any other interests or factors affecting the Company or any other Person, or (y) with an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then the Person will comply with such express standard and will not be subject to any other or different standard; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; and (f) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein. All references to “dollars” and “$” shall refer to United States Dollars.

16.8 This Agreement may be executed in one or more counterparts, including via facsimile or any other electronic transmission, each of which when executed and delivered shall be deemed an original, but all of which together will constitute one and the same instrument.

16.9 The Propco Property Owners and the Opco Claimholders shall (a) be express beneficiaries of CEOC’s rights and benefits under this Agreement, including with respect to any (i) Intellectual Property (including CEOC Property Specific IP, Licensed IP and System-wide IP), (ii) Guest Data (including Property Specific Guest Data and CPLV Guest Data), and (iii) Enterprise Services, owned by or licensed to CEOC, in each case for use by or in connection with, or otherwise related to, the CPLV Managed Facility or the CEOC Managed Facilities owned by such Propco Property Owners and leased to CEOC or any of its subsidiaries, and (b) have the right to exercise against Services Co. and its subsidiaries any rights and remedies available to each of CEOC, at law or in equity (including, for the avoidance of doubt, any remedies described in (Section 16.10), and all such rights shall be cumulative. Further, it is understood and agreed that secured parties under financings entered into by either CERP or CGPH (or any of their subsidiaries) may request or be entitled to comparable third party beneficiary rights with respect to CERP’s and CGPH’s rights (or their subsidiaries’ rights) under this Agreement. Such third party beneficiary rights may be granted to such secured parties without requiring the consent of any Party to this Agreement (or any of such Party’s lenders or secured parties).

16.10 Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

16.11 This Agreement is intended to be, and shall be, valid, binding and enforceable as a private contract between the Parties as of the Effective Date; provided, however, that this Agreement shall, nevertheless remain subject to the approval of the Gaming Authorities, to the extent required by Applicable Laws, and this Agreement shall not be effective and shall not be modified or amended without the approval of the Gaming Authorities, to the extent required by applicable Legal Requirements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the Parties, intending to be legally bound thereby, have executed this Agreement as of the date first written above.

CAESARS ENTERPRISE SERVICES, LLC

By:	/s/ Eric Hession
Name: Eric Hession
Title: Chief Financial Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED OMNIBUS LICENSE AND ENTERPRISE SERVICES AGREEMENT

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

By:	/s/ John Payne
Name: John Payne
Title: President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED OMNIBUS LICENSE AND ENTERPRISE SERVICES AGREEMENT

CAESARS ENTERTAINMENT RESORT PROPERTIES LLC

By:	/s/ Eric Hession
Name: Eric Hession
Title: Treasurer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED OMNIBUS LICENSE AND ENTERPRISE SERVICES AGREEMENT

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

By:	Caesars Growth Properties Parent, LLC,
its sole member

By:	Caesars Growth Partners, LLC,
its sole member

By:	Caesars Entertainment Corporation,
its managing member

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	Treasurer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED OMNIBUS LICENSE AND ENTERPRISE SERVICES AGREEMENT

CAESARS LICENSE COMPANY, LLC

By:	/s/ Randall Eisenberg
Name: Randall Eisenberg
Title: Chief Restructuring Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED OMNIBUS LICENSE AND ENTERPRISE SERVICES AGREEMENT

CAESARS WORLD LLC

By:	/s/ Randall Eisenberg
Name: Randall Eisenberg
Title: Chief Restructuring Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED OMNIBUS LICENSE AND ENTERPRISE SERVICES AGREEMENT